Exhibit 10.1

Form of Dynegy Inc. Executive Participation Agreement

This Participation Agreement (“Agreement”) is entered into on [insert date] (the “Effective Date”) among Dynegy Inc., a Delaware corporation (“Company”) and [insert name of employee] (“Executive”).

WHEREAS, the Company sponsors the Dynegy Inc. Severance Pay Plan, as amended and restated effective October 28, 2015 (the “Severance Plan”) to provide severance benefits to its employees; and

WHEREAS, Executive is eligible to participate in the Severance Plan pursuant to its terms; and

WHEREAS, the Company sponsors the Dynegy Inc. Financial and Tax Planning Expense Reimbursement Policy (the “Policy”) to provide financial planning benefits to its executive employees; and

WHEREAS, the Company desires that Executive’s participation in the Severance Plan and the Policy shall be subject to certain additional conditions and benefits, as described herein.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive and the Company agree as follows:

1.                                      Participation in the Severance Plan.  The Company confirms that Executive is eligible to participate in the Severance Plan and is designated as an Executive Vice President for purposes of such plan.

2.                                      Participation in the Policy. The Company confirms that Executive is entitled to receive annual reimbursement for tax and financial planning advice pursuant to the Policy’s terms.

3.                                      Participation in the LTIP. The Company confirms that Executive shall be eligible to receive annual equity award grants pursuant to the Company’s 2012 Long-Term Equity Plan, or such other equity incentive plan as may be adopted in the future, as determined by the Board or a committee of the Board.

4.                                      Covenants of the Executive.  The Executive acknowledges and the Company promises that in the course of his employment with the Company, the Executive will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and affiliates, and that his services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates.  Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 4 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and affiliates, including the protection of the Company’s and its subsidiaries’ and affiliates’ trade secrets and other confidential and proprietary information, and that such restrictions and covenants contained in this Section 4 are reasonable in geographic and temporal scope and in all other respects given the nature and scope of the Executive’s duties, his access to the Company’s trade secrets and other confidential and proprietary information, and the nature and scope of the Company’s and its subsidiaries’ and affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of his employment with the Company.  The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 4, and (ii) such restrictive covenants have been made by the Executive in order to induce the Company to enter into this Agreement.  Therefore, and in further consideration of, (A) the Company’s agreement to provide the Executive with access to the Company’s confidential and proprietary information, (B) the mutual covenants and promises contained in this Agreement and/or (C) the compensation and benefits to be paid or provided hereunder, and to protect the Company’s and its subsidiaries and affiliates’ business interest, confidential and proprietary information and goodwill:

a.                                      Noncompetition.  During the term of the Executive’s employment with the Company (“Employment Term”) and for the two (2)-year period following the involuntary termination of such employment under any circumstances (the “Restricted Period”), the Executive shall not, within any geographic area covered by any Independent System Operator (ISO) or Regional Transmission Organization (RTO) in which the Company or any of its subsidiaries or affiliates is engaged in business or marketing activities (“Restricted Areas”), directly or indirectly, own, manage, operate, control, or provide executive or management level consulting, employment or management services (“Restricted Services”) to any (i)  Independent Power Producer (IPP), (ii) “hybrid” unregulated electricity provider that operates merchant energy assets that are competitive with the assets owned by the Company or any of its affiliates, or (iii) any retail energy provider (“Restricted Service Recipients”); provided, however, that if the Executive provides written notice to the Company identifying a prospective service recipient and describing the prospective employment, consulting, management or other services to be provided,  and the geographic area included within Executive’s proposed services, the Company shall inform the Executive as soon as reasonably practicable that the Company intends to enforce the provisions of this Section 4(a), otherwise the provisions of this Section 4(a) shall be deemed waived by the Company, which waiver shall not be unreasonably withheld.  The scope of the Restricted Areas and Restricted Service Recipients shall be determined as defined above according to the current business of the Company or its affiliates during the last year of Executive’s employment.

Notwithstanding the foregoing, the Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates.

b.                                      Nonsolicitation.  During the Employment Term and for the Restricted Period following termination of such employment under any circumstances, the Executive shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was

(and, following the termination of the Executive’s employment with the Company, within twelve (12) months before or after such termination, was) an employee, agent or consultant of the Company or any of its subsidiaries or affiliates (collectively, the “Company Entities”); (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any employee, agent or contractor of any Company Entity to terminate such person’s employment or other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent or contractor; (iii) solicit or attempt to solicit (otherwise than on behalf of any Company Entity) any person that is, or within twelve (12) months before any date of determination was (and, following the termination of the Executive’s employment with the Company, within twelve (12) months before or after such termination, was) a client, customer, supplier, licensee or business relation of any Company Entity with whom Executive had a material relationship or about whom Executive had access to material trade secret or confidential information, or who any Company Entity solicited to be a client, lender, investor, customer, supplier or licensee during either such twelve (12)-month period and with whom Executive had a material relationship or about whom Executive had access to material trade secret or confidential information, or induce or attempt to induce any such person to cease, reduce or not commence doing business with any Company Entity (or assist any other person in engaging in any such activities); or (iv) interfere in any way with the relationship between any Company Entity and any person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of such Company Entity (or assist any other person in engaging in any such activities) if Executive had a material relationship or had access to material trade secret or confidential information about such person or entity.

c.                                       Confidential Information.

i.                                          The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates.  The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure.  Therefore, the Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during the Employment Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of his duties under this Agreement.  The foregoing notwithstanding, neither this Agreement nor any other Company agreement or policy shall prohibit the Executive from making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state or local law or to take other actions protected as whistleblower activity under applicable law.  The Executive is not required to notify the Company of these reports or disclosures.

ii.                                       The Company Entities do not wish to incorporate any unlicensed or unauthorized material into their products or services.  Therefore, the Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material.  The Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

d.                                      Company Intellectual Property.  The Executive agrees to promptly disclose to the Company any and all work product, inventions, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, patents, trade secrets, trademarks, domain names, copyrights, and the like, and all other intellectual property relating to the business of the Company and any of its affiliates which are created, authored, composed, invented, discovered, performed, perfected, or learned by the Executive (either solely or jointly with others) during the Employment Term (collectively, together with such intellectual property as may be owned or acquired by the Company, the “Company Intellectual Property”).  The Company Intellectual Property shall be the sole and absolute property of the Company and its affiliates.  All work performed by the Executive in authoring, composing, inventing, creating, developing or modifying Company Intellectual Property and/or other work product to which copyright protection may attach during the course of the Executive’s employment with the Company shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company.  To the extent such works, work product or Company Intellectual Property are not considered “works made for hire,” all right, title, and interest to such works, work product and Company Intellectual Property, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned to the Company and the Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time in relation to such assignment.  The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other intellectual property used by the Company or held for use in the business of the Company, including all Company Intellectual Property.  The Executive further acknowledges and agrees that any and all derivative works, developments, or improvements based on intellectual property, materials and assets subject to this Section 4 created during the Employment Term (including, without limitation, Company Intellectual Property) shall be exclusively owned by the Company.  The Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Employment Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company Intellectual Property.

e.                                       Company Property.  All Confidential Information, Company Intellectual Property, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.  The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

f.                                        Enforcement.  The Executive acknowledges that a breach of his covenants and agreements contained in this Section 4 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 4, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to:  (i) cease or withhold payment to the Executive of any cash severance payments described in the Severance Plan and this Agreement, for which he otherwise qualifies, in excess of such payments in the amount of $2,500 payable in consideration for the Executive’s release of claims, (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.  Additionally, upon a breach by the Executive of this Section 4, all stock options (and any other then unvested stock-based awards) held by the Executive shall be automatically canceled and forfeited without any further action.  Nothing in this Agreement shall limit the application of any “clawback” policy adopted by the Company on or after the Effective Date.

g.                                       Scope of Covenants.  The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 4 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 4 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable.  The restrictions and covenants contained in each Section of this Section 4 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

h.                                      Enforceability.  If any court holds any of the restrictions or covenants contained in this Section 4 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and affiliates to the relief provided in this Section 4 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

i.                                          Disclosure of Restrictive Covenants.  The Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Section 4 to any employer or other service recipient by whom the Executive may be employed or retained during the Restricted Period.

j.                                         Extension of Restricted Period.  If the Executive breaches this Section 4 in any respect, the restrictions contained in this Section 4 will be extended for a period equal to the period that the Executive was in breach.

k.                                      Survival of Other Agreements. The obligations specified in this Agreement supplement and do not modify or replace any other obligations of Executive regarding confidentiality, non-solicitation, fiduciary and loyalty duties, non-competition, or other similar duties, which Executive may have undertaken for the benefit of the Company or its subsidiaries or affiliates under any other agreements or which apply under any relevant laws.

5.                                      Term.  The term of this Agreement shall begin on October 28, 2015 and shall continue through December 31, 2016 (the “Initial Term”); provided, however, that beginning on the first day immediately following the expiration date of the Initial Term, and on each subsequent anniversary of such day, such term shall be extended by an additional one (1)-year period (each such period, an “Additional Term”), unless, at least ninety (90) days before the end of the Initial Term or the applicable Additional Term, the Company or Executive shall have given notice to the other party that it or he does not desire to extend the term of this Agreement, in which case, the term of this Agreement shall terminate as of the end of the Initial Term or any Additional Term, as applicable.  Delivery by the Company of notice of non-renewal of the Initial Term or an Additional Term, shall be deemed to be a termination without Cause for purposes of the Severance Plan (provided, however, that no circumstance constituting Cause exists at such time of the delivery of such notice of non-renewal), which termination shall be effective as of the last day of the Initial Term or Additional Term, as applicable.

6.                                      Indemnification; Directors’ and Officers’ Liability Insurance.  The Executive shall be entitled to defense and indemnification pursuant to Dynegy Inc.’s Certificate of Incorporation.  During the Term and thereafter, the Company shall cover the Executive under its directors’ and officers’ liability insurance policy to the extent it covers its other officers and directors.

7.                                      Amendment. Notwithstanding anything to the contrary in the Severance Plan or the Policy, Dynegy cannot change the benefits applicable to Executive under the terms of the Severance Plan or the Policy in any way that is adverse to Executive or amend this Agreement without Executive’s prior written consent.

8.                                      Jurisdiction; Venue; Waiver of Jury Trial.

a.                                      Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Texas, County of Harris over any suit, action, dispute or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Texas, federal or state.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in the Company’s records.

b.                                      THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.                                      Conflicts. To the extent this Agreement conflicts with the terms of the Severance Plan, the terms of this Agreement shall prevail, unless otherwise required by law.

10.                               [Termination of Employment Agreement.  Executive and Dynegy Operating Company are parties to that certain Employment Agreement dated               as amended (the “Employment Agreement”).  Executive and the Company hereby agree that the Employment Agreement shall be terminated as of the date hereof; provided, however, the provisions of Section 6 of the Employment Agreement are not terminated and continue to apply, but such provisions are modified to apply only to the same scope as the restrictions stated in Section 4 of this Agreement].

[Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Dynegy Inc.		Executive

By:		By:
	Raymond Gonzales		[Name]